Exhibit 99.1

VSee Health, Inc. Receives Nasdaq Delisting Determination and Plans to Request Reconsideration

San Jose, CA — August 8, 2025 — VSee Health, Inc. (Nasdaq: VSEE, VSEEW) (“VSee Health” or the “Company”) today announced that on August 5, 2025, it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq has determined to deny the Company’s request to continue its listing on Nasdaq due to non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s delayed filings of its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its Quarterly Report on Form 10-Q for the period ended March 31, 2025.

The Company intends to submit a request for reconsideration to the Nasdaq Listing and Hearing Review Council. While the Company pursues those processes, trading in the Company’s common stock and warrants will be suspended on Nasdaq at the open of trading on August 14, 2025. During this process, there can be no assurance that the request for reconsideration or appeal will be successful or that the Company will be able to demonstrate compliance with the applicable continued listing requirements.

Upon suspension of trading on Nasdaq, the Company expects that its common stock and warrants will begin trading on the OTC Markets under its current trading symbol “VSEE” and “VSEEW,” respectively, on August 14, 2025.

The Company remains committed to regaining compliance with all applicable Nasdaq requirements and will continue to keep shareholders informed of material developments as they occur.

For further information, please contact:

Milton Chen

VSee Health, Inc.

investor@vsee.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s listing rules within the required timeframe. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-K and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.